                                                                      EXHIBIT 11
                         COMPUTATION OF PER SHARE DATA
                                  (UNAUDITED)
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

                                                                   NINE MONTHS ENDED                THREE MONTHS ENDED
                                                                   -----------------                ------------------
                                                                JUNE 28,      JUNE 29,             JUNE 28,      JUNE 29,
                                                                  1997          1996                 1997          1996
                                                                  ----          ----                 ----          ----
NET (LOSS)                                                   $(13,579,000)   $(3,868,000)        $(3,835,000)  $(2,930,000)

Primary:
Weighted average number of common
  common shares outstanding                                    18,677,725     18,232,457          18,678,171    18,338,904

Shares issuable upon exercise of dilutive stock
  options and warrants - net of shares assumed to
  be repurchased (at the average market price for
  the period) from exercise proceeds                                9,562        220,441                 918       166,449
                                                             ------------    -----------         -----------   -----------

Shares used for computation                                    18,687,287     18,452,898          18,679,089    18,505,353
                                                             ============    ===========         ===========   ===========


NET (LOSS) PER SHARE OF COMMON STOCK                                $(.73)         $(.21)              $(.21)        $(.16)
                                                                    =====          =====               =====         =====

Assuming full dilution:
Weighted average number of common shares
  outstanding                                                  18,677,725     18,232,457          18,678,171    18,338,904

Shares issuable upon exercise of dilutive stock
  options and warrants - net of shares assumed to be
  repurchased (at the higher of period-end market
  price or the average market price for the period)
  from exercise proceeds                                            9,562        220,441                 918       166,449
                                                             ------------    -----------         -----------   -----------

Shares used for computation                                    18,687,287     18,452,898          18,679,089    18,505,353
                                                             ============    ===========         ===========   ===========

NET (LOSS) PER SHARE OF COMMON STOCK                                $(.73)         $(.21)              $(.21)        $(.16)
                                                                    =====          =====               =====         =====
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